Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION,
PREFERENCES, RIGHTS AND LIMITATIONS
of
SERIES B CONVERTIBLE PREFERRED STOCK
of
TRUE DRINKS HOLDINGS, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes

True Drinks Holdings, Inc., a Nevada corporation (the “Company”), in accordance with the provisions of Sections 78.195, 78.1955 and 78.2055 of the Nevada Revised Statutes (“NRS”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors (the “Board”) of the Company by the Articles of Incorporation of the Company, as amended, the following resolution amending and restating the Certificate of Designation, Preferences, Rights and Limitations of the Series B Convertible Preferred Stock, was duly adopted on April 25, 2019:

WHEREAS, pursuant to its authority, the Board of Directors of the Company previously fixed the rights, preferences, restrictions and other matters relating to a Series B Convertible Preferred Stock, consisting of up to 2.75 million shares of the preferred stock, par value $0.001 per share (“Preferred Stock”), which the Company has the authority to issue, as set forth in a Certificate of Designations of Preferences, Rights and Limitations dated November 22, 2013 (the “Certificate of Designations”) and amended on February 18, 2015: and

WHEREAS, the Board of Directors wishes to amend and restate the Certificate of Designations in its entirety pursuant to Section 78.2055 of the Nevada Revised Statutes;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby amend and restate the Certificate of Designations and does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

1.
Designation and Amount.

The shares of such series shall be designated as “Series B Convertible Preferred Stock,” $0.001 par value per share (the “Preferred Stock”), and the number of shares constituting such series shall be 2,750,000. Each share of Preferred Stock shall have a stated value equal to $4.00 (the “Stated Value”).

2.
Dividend Rights.

(a)           Holders of Preferred Stock (the “Holders”) shall be entitled to receive, and the Company shall pay, cumulative dividends on the Preferred Stock at the rate of 5.00% of the Stated Value per annum, payable in arrears commencing on March 31, 2014 (the “First Payment Date”) and payable quarterly in arrears on each June 30, September 30, December 31, and March 31 thereafter, except if such date is not a trading day, in which case such dividend shall be payable on the next succeeding trading day (each, a “Dividend Payment Date”); provided, however, in the event the Company elects to pay the cumulative dividends on the First Payment Date in the form of shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), as provided in Section 2(b) below (“Dividend Shares”), and such Dividend Shares are not covered by an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the First Payment Date shall be deemed to be June 30, 2014, and the cumulative dividends required to be paid on the date thereof shall cover the period beginning on the Original Issue Date through June 30, 2014. Dividends on the shares of Preferred Stock (i) shall be calculated on the basis of a 360-day year consisting of twelve 30-day months, (ii) shall accrue daily commencing on the Original Issue Date of the applicable shares of Preferred Stock until the date when such shares are no longer outstanding, and (iii) shall be deemed to accrue with respect to such shares from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. All dividends payable on each share of Preferred Stock shall be paid in preference and priority to the payment of any dividends on any other class or series of capital stock of the Company, including, without limitation, the Company’s Common Stock.

(b)           Subject to the conditions and limitations set forth in this Section 2, the Company may pay dividends required pursuant to Section 2(a) at each Dividend Payment Date to any Holder (i) in shares of Common Stock, (ii) in cash, or (iii) in some combination of Common Stock and cash, provided that each Holder shall receive the same combination of Common Stock and cash as all other Holders on any Dividend Payment Date. The Company must deliver written notice (the “Dividend Notice”) to the Holders indicating the manner in which the Company intends to pay dividends to the Holders at least 20 trading days prior to each Dividend Payment Date. Failure to timely provide such written notice shall be deemed an election by the Company to pay the dividend in cash. For purposes of determining the dividends payable to each Holder on each Dividend Payment Date, the Company shall aggregate all shares of Preferred Stock held by such Holder, in each case with fractional shares being rounded up to the nearest whole number.

(c)           With respect to dividends other than Conversion Dividends (as defined herein), in the event that the Company elects to pay dividends in shares of Common Stock, and is permitted to do so pursuant to Section 2(d) hereunder, the number of shares of Common Stock to be issued to each applicable Holder as such dividend shall be (i) determined by dividing the total dividend then being paid to such Holder in shares of Common Stock by the Price Per Share (as defined below) as of the applicable Dividend Payment Date, and rounding up to the nearest whole share, and (ii) paid to such Holder in accordance with Section 6(d) below. As used herein, “Price Per Share” means, with respect to a share of Common Stock, (a) if such Common Stock is listed on a national securities exchange in the United States, the 20 consecutive trading day average of the daily average of the high and low sale prices per share of the Common Stock on such national securities exchange in the United States immediately preceding the relevant date, as published by the Wall Street Journal or other reliable publication, (b) if a public market exists for such shares of Common Stock but such shares are not listed on a national securities exchange in the United States, the 20 consecutive trading day average of the daily mean between the closing bid and asked quotations in the over-the-counter market for a share of such Common Stock in the United States immediately preceding the relevant date, or (c) if such Common Stock is not then listed on a national securities exchange and not traded in the over-the-counter market, the price per share of Common Stock determined in good faith by the Board in consultation with the Holders.

(d)           Notwithstanding any other provision herein, the Company shall not have the right to pay any dividends hereunder in Dividend Shares unless at the time of issuance of such Dividend Shares (i) the Common Stock is registered pursuant to Section 12(b) or (g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) the Dividend Shares being issued are either (A) covered by an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is then available for the immediate resale of the Dividend Shares being issued by the recipients thereof, and the Board of Directors believes that such effectiveness will continue uninterrupted for the foreseeable future, or (B) freely tradable without restriction under Rule 144 of the Securities Act without volume or manner-of-sale restrictions or current public information requirements, as determined by the counsel to the Company as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders.

(e)           If the Board declares a dividend on the outstanding shares of Common Stock (except for a dividend resulting in an adjustment to the Conversion Price (as defined) under Section 6(g)) payable in cash or Common Stock, or other securities or rights convertible into or entitling the holders thereof to receive, directly or indirectly, additional shares of Common Stock, such dividend will be declared and paid on each outstanding share of Preferred Stock, prior and in preference to any dividends declared and paid on the Common Stock, in the form and in an amount equal to the aggregate amount of the dividend to which such share of Preferred Stock would have been entitled had such share been converted into shares of Common Stock (regardless whether a sufficient number of shares of Common Stock were authorized under the Company’s Articles of Incorporation, as amended, to effect such conversion), pursuant to the provisions hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividend (or if there is no such record date, on the date of payment of such dividend). Such dividends shall be paid in addition to the dividends described in Section 2(a) above and will otherwise be payable only when, as and if declared by the Board.

3.
Liquidation, Dissolution or Winding Up.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation”), the Holders of Preferred Stock then outstanding will be entitled to be paid in cash out of the assets of the Company available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Senior Stock (as defined), but before any payment may be made to the holders of shares of any Junior Stock (as defined), because of their ownership thereof, an amount equal to the Stated Value of the Preferred Stock plus any accrued but unpaid dividends (the “Preferred Liquidation Preference”). Notwithstanding the foregoing, upon a Liquidation, a Holder will receive the amount, if such amount is greater than the amount set forth in the preceding sentence, that such Holder would have received had such Holder converted such Holder’s shares of Preferred Stock into Common Stock immediately before a Liquidation (regardless of whether a sufficient number of shares of Common Stock were authorized under the Company’s Articles of Incorporation, as amended, to effect such conversion). If upon a Liquidation, the Company’s remaining assets available for distribution to its stockholders are insufficient to pay the Holders the full amount of the Preferred Liquidation Preference, the Holders and holders of any Parity Stock will share ratably in any distribution of the Company’s remaining assets and funds in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the Holders have been paid the Preferred Liquidation Preference in full in cash, any remaining assets will be distributed pro rata among each holder of Junior Stock in accordance with the terms thereof.

“Senior Stock” means, collectively, any class or series of stock of the Company ranking on Liquidation and with respect to the payment of dividends prior and in preference to the Preferred Stock.

“Junior Stock” means, collectively, Common Stock or any other shares of capital stock of the Company ranking on Liquidation and with respect to the payment of dividends junior and subordinate to the Preferred Stock, Senior Stock and Parity Stock. Any other class or series of preferred stock of the Company authorized, designated or issued after this date, except as expressly set forth and provided in the resolution or resolutions of the Board providing for authorization, designation or issuance of shares of any such other class or series of preferred stock of the Company (subject to Section 10), shall be “Junior Stock.”

“Parity Stock” means any class or series of stock ranking on Liquidation and with respect to payment of dividends on a parity with the Preferred Stock.

4.
Dividends and Distributions.

The Preferred Stock shall rank (i) prior to the Junior Stock, (ii) on parity with the Parity Stock, and (iii) junior to the Senior Stock, with respect to dividends. The Holders shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.

5.
Voting.

Except to the extent specifically provided herein or required by applicable law, the Holders and the holders of Common Stock will vote together on all matters as to which the approval of the stockholders may be required. The Holders will vote on an as-converted basis, and with respect to such vote, will have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock; provided, however, no Holder of Preferred Stock shall be entitled to vote on an as-converted basis to the extent that such Holder (together with such Holder’s affiliates) would control in excess of 9.99% of the voting power of the Company (but may vote that number of shares of Preferred Stock that, together with all other shares of voting securities held by such Holder, equal less than 9.99% of the voting power of the Company, excluding all others). Fractional votes will not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each Holder could be converted) will be rounded up to the nearest whole number.

6.
Conversion.

(a)           Optional Conversion by the Holder. The Preferred Stock shall be convertible at the option of the Holder at any time following the earlier of (i) the expiration of the twenty (20) calendar day period set forth in Rule 14c-2(b) under the Exchange Act, such period commencing on the distribution to the Company’s stockholders in accordance with Regulation 14C promulgated under the Exchange Act of an Information Statement on Schedule 14C by the Company with the Securities and Exchange Commission relating to the issuance of Common Stock in connection with the conversion of the Preferred Stock, and (ii) such time as there are sufficient authorized but unissued shares (which have not otherwise been reserved or committed for issuance) to permit the conversion of all the shares of Preferred Stock into shares of Common Stock.

(b)           Optional Conversion by the Company. Notwithstanding any provision set forth in this Certificate of Designation to the contrary, the Preferred Stock shall be convertible at the option of the Company at any time at a Conversion Price equal to $0.25 per share of Common Stock, provided that (i) the Common Stock is registered pursuant to Section 12(b) or (g) under the Exchange Act; and (ii) there are sufficient authorized but unissued shares (which have not otherwise been reserved or committed for issuance) to permit the issuance of Common Stock upon the conversion of the Preferred Stock (the “Conversion Shares”).

(c)           Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of the shares of Preferred Stock. In lieu of fractional shares, the Company will pay to the Holder an amount in cash equal to such fraction multiplied by the Price Per Share (as defined) of a share of Common Stock at the time of such conversion.

(d)           Mechanics of Conversion.

(i)           Upon the conversion of the Preferred Stock pursuant to this Section 6, each share of Preferred Stock shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price (as defined herein) in effect at the time of conversion. The conversion price (as adjusted pursuant hereto, the “Conversion Price”) will initially be $0.25. In addition, subject to the conditions and limitations set forth in Section 2(d), the Company shall pay each Holder of Preferred Stock being converted pursuant to either Sections 6(a) or 6(b) above the amount of any accrued but unpaid dividends on such Preferred Stock (the “Conversion Dividends”) held by such Holder and being converted through the Conversion Date (as defined below), (i) in shares of Common Stock, (ii) in cash, or (iii) in some combination of Common Stock and cash, provided that each Holder shall receive the same proportion of Common Stock and cash as all other Holders on any Conversion Date. The number of shares of Common Stock paid in satisfaction of any Conversion Dividends shall be determined by dividing the Conversion Dividends that are so being paid by the Conversion Price. Upon a conversion, the Holder shall promptly, after notice of such conversion has been provided to such Holder or public disclosure thereof has been made pursuant to a Current Report on Form 8-K or press release, if such shares are held in certificated form, surrender the certificate or certificates for such shares of Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent). Such surrender may be made by registered mail with return receipt requested, properly insured, by hand or overnight courier. If required by the Company, certificates surrendered for conversion, if applicable, will be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the Holder or his or its attorney duly authorized in writing. The date on which the Company (a) is notified of a conversion pursuant to Section 6(a) or (y) elects to convert pursuant to Section 6(b) will be the conversion date (“Conversion Date”).

(A)           Upon conversion of the Preferred Stock or payment of dividends in shares of Common Stock, (i) if the DTC Transfer Conditions (as defined below) are satisfied, the Company shall promptly (and in any event within three business days) cause its transfer agent to electronically transmit all Conversion Shares and/or Dividend Shares by crediting the account of such Holder or its nominee with the Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission system; or (ii) if the DTC Transfer Conditions are not satisfied, the Company shall promptly (and in any event within three business days) issue and deliver, or instruct its transfer agent to issue and deliver, certificates, registered in the name of such the Holder or its nominee, physical certificates representing the Conversion Shares and/or Dividend Shares, as applicable. Even if the DTC Transfer Conditions are satisfied, any person effecting a conversion of Preferred Stock or receiving Dividend Shares may instruct the Company to deliver to such person or its nominee physical certificates representing the Conversion Shares and/or Dividend Shares, as applicable, in lieu of delivering such shares by way of DTC Transfer. “DTC Transfer Conditions” means that (A) the Company’s transfer agent is participating in the DTC Fast Automated Securities Transfer program and (B) the certificates for the Conversion Shares and/or Dividend Shares required to be delivered do not bear a legend and recipient is not then required to return such certificate for the placement of a legend thereon.

(B)           The Company warrants that no instruction other than such instructions referred to in this Section 6(d), and stop transfer instructions in the case of the transfer of the Conversion Shares or Dividend Shares prior to registration of the Conversion Shares or Dividend Shares under the Securities Act or without an exemption therefrom, shall be given by the Company to its transfer agent and that the Conversion Shares and Dividend Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided herein. Nothing in this Section shall affect in any way the Holders’ obligations to resell the Conversion Shares or the Dividend Shares pursuant to an effective registration statement or under an exemption from the registration requirements of applicable securities law.

(C)           If any Holder provides the Company and the transfer agent with an opinion of counsel, which opinion of counsel shall be in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that the Conversion Shares or the Dividend Shares to be sold or transferred may be sold or transferred pursuant to an exemption from registration, or any Holder provides the Company with reasonable assurances that such Conversion Shares or Dividend Shares may be sold under Rule 144 (which shall not be required to include an opinion of counsel), the Company shall permit the transfer and, in the case of the Conversion Shares and the Dividend Shares, promptly (and in any event within three business days) instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by the Holders.

(D)           If the Company fails to (i) issue and deliver (or cause to be delivered) to a Holder by the time periods required in this Section 6 (each, a “Required Delivery Date”) a certificate representing the Conversion Shares or the Dividend Shares so delivered to the Company by such Holder that is free from all restrictive and other legends or (ii) credit the account of such Holder’s or such Holder’s nominee with DTC by the Required Delivery Date for such number of Conversion Shares or Dividend Shares so delivered to the Company, then, in addition to all other remedies available to such Holder, the Company shall pay in cash to such Holder on each day after the Required Delivery Date that the issuance or credit of such shares is not timely effected an amount equal to 1% of the product of (A) the number of shares of Common Stock not so delivered or credited (as the case may be) to such Holder or such Holder’s nominee multiplied by (B) the closing price of the Common Stock on the trading day immediately preceding the Required Delivery Date. In addition to the foregoing, if the Company fails to so properly deliver such unlegended certificates or so properly credit the balance account of such Holder’s or such Holder’s nominee with DTC by the Required Delivery Date, and if on or after the Required Delivery Date such Holder (or any other Person in respect, or on behalf, of such Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, that such Holder so anticipated receiving from the Company without any restrictive legend, then, in addition to all other remedies available to such Holder, the Company shall, within three (3) trading days after such Holder’s request and in such Holder’s sole discretion, either (i) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”), at which point the Company’s obligation to so deliver such certificate or credit such Holder’s balance account shall terminate and such shares shall be cancelled, or (ii) promptly honor its obligation to so deliver to such Holder a certificate or certificates or credit such Holder’s DTC account representing such number of shares of Common Stock that would have been so delivered if the Company timely complied with its obligations hereunder and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Conversion Shares or Dividend Shares (as the case may be) that the Company was required to deliver to such Holder by the Required Delivery Date multiplied by (B) the lowest closing price of the Common Stock on any trading day during the period commencing on the date of the delivery by such Holder to the Company of the applicable Conversion Shares or Dividend Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

(e)           The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purposes of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, until such date as such shares of Common Stock are available and reserved for issuance upon such conversion, the Company will not issue, sell, or deliver (whether through the issuance or granting of Rights (as defined herein)), any shares of Common Stock or any shares having, among other characteristics, the economic rights thereof, until it has reserved sufficient shares of Common Stock for issuance upon such conversion as otherwise contemplated by this Section 6. As used herein, “Rights” means all rights issued by the Company to acquire Common Stock directly or indirectly by exercise of a warrant, option or similar call or conversion of any instruments.

(f)           All shares of Preferred Stock which have been surrendered for conversion as herein provided will no longer be deemed to be outstanding and all rights with respect to such shares will immediately cease and terminate on the Conversion Date, except only the right of the Holders thereof to receive the Conversion Shares, cash in lieu of fractional shares in exchange therefor and accrued, but unpaid dividends. Any shares of Preferred Stock so converted will be deemed canceled and will not thereafter be issuable by the Company as shares of Preferred Stock, but will return to the status of authorized, but unissued shares of Preferred Stock of no designated series.

(g)           Adjustment for Stock Splits, Dividends, Distributions and Combinations. If, after the Original Issue Date, the Company fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or Rights without payment of any consideration by such holder for the additional shares of Common Stock or Rights (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the shares of Preferred Stock will be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series will be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Rights, with the number of shares issuable with respect to the Rights determined from time to time as such number may be adjusted. If, after the Original Issue Date, the Company combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately before the combination will be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock will be decreased in proportion to such decrease in outstanding shares. Any adjustments under this paragraph will become effective at the close of business on the date the subdivision or combination becomes effective.

(h)           Adjustment for Reorganization, Reclassification or Exchange. If the Common Stock issuable upon the conversion of the shares of Preferred Stock is changed into or exchanged for the same or a different number of shares of any class or classes of stock of the Company or another entity, whether by capital reorganization, merger, consolidation, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 6(g)) then and in each such event the Holders will have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, merger, consolidation, reclassification, or other change that holders of the number of shares of Common Stock into which such shares of Preferred Stock would have been converted immediately before such capital reorganization, merger, consolidation, reclassification, or change would have received, all subject to further adjustment as provided herein.

(i)           [REMOVED]

(j)           [REMOVED]

(k)           No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the Holders against impairment.

(l)           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and will file a copy of such certificate with its corporate records. The Company will, upon the written request at any time of any Holder, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Price then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Preferred Stock. Despite such adjustment or readjustment, the form of each or all Preferred Stock certificates, if the same will reflect the initial or any subsequent Conversion Price, need not be changed for the adjustments or readjustments to be valued under the provisions of this Certificate of Designation, which will control.

7.
Beneficial Ownership.

The Company shall not permit the conversion of a Holder’s Preferred Stock to the extent that after giving effect to such conversion, such Holder (together with such Holder’s affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of such Holder’s Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unconverted portion of the Holder’s Preferred Stock beneficially owned by such Holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. In determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Holder’s Preferred Stock, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

8.
[REMOVED]

9.
Sinking Fund.

There will be no sinking fund for the payment of dividends or liquidation preferences on the shares of Preferred Stock or the redemption of any shares thereof.

10.
Protective Provisions.

So long as any shares of Preferred Stock are outstanding, the Company will not, without obtaining the approval (by vote or written consent) of the Holders of sixty six percent (66%) of the issued and outstanding shares of Preferred Stock:

(a)           permit the amendment, modification or repeal of the Company’s Articles of Incorporation or Bylaws that would adversely affect the Holders in any material respect, in either case whether by merger or otherwise (for the avoidance of doubt, any such amendments or modifications necessary to increase the number of authorized shares of Common Stock, or to change the name of the Company, or to effectuate a reverse stock split shall not be deemed to adversely affect the Holders in any material respect);

(b)           permit the amendment, modification, or repeal of this Certificate of Designation, whether by merger or otherwise;

(c)           [REMOVED];

(d)           declare or pay any dividend (other than dividends payable solely in Common Stock) or distribution on, or make any payment on account of, or set apart assets for a sinking or analogous fund to, or, purchase, redeem, defease, retire or otherwise acquire, any shares of any class of capital stock of the Company or any warrants or options to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any subsidiary of the Company (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being referred to herein as “Restricted Payments”); provided, however, that the Company or any subsidiary of the Company may make Restricted Payments with respect to any shares of Senior Stock or Parity Stock the issuance of which has been approved in accordance herewith;

(e)           permit the amendment or modification of the Certificate of Designation for any other series of preferred stock of the Company; provided, however, the Company may file a certificate of elimination or otherwise terminate any other series of preferred stock of the Company; or

(f)           subject the Company to any transaction that would be a Change of Control.

With respect to actions by the Holders upon those matters on which the Holders may vote as a separate class, such actions may be taken without a stockholders meeting by the written consent of Holders who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares of Preferred Stock is entitled to vote were present and voted. In addition, the Holders may call a special meeting of the Company’s stockholders upon the occurrence of the events described above by providing notice of the exercise of such right to the Company and the Company will take all steps necessary to hold such meeting as soon as practicable after the receipt of such notice.

11.
Preemptive Rights.

Holders shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company under this Certificate of Designation.

12.
The Company’s Dealings with Holders of the Preferred Stock.

No payments shall be made to Holders, nor shall redemptions of shares of Preferred Stock be made, unless the right to receive such payments or participate in such redemptions are made available to all Holders on a pro rata basis based on the number of shares of Preferred Stock such Holder holds.

13.
Record Holders.

The Company may deem and treat the record holder of any shares of the Preferred Stock as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

14.
Headings and Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and will not affect the interpretation of any of the provisions hereof.

15.
Notices.

Any notice required by the provisions hereof to be given to the Holders shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to each Holder at his or its address appearing on the Company’s books. Any notice required by the provisions hereof to be given to the Company shall be deemed given if deposited in the United States mail, first class postage prepaid, and addressed to the Company at 2 Park Plaza., Ste. 1200, Irvine, CA 92614, or such other address as the Company shall provide in writing to the Holders.

16.
Severability of Provisions.

The rights, preferences and limitations of the shares of Preferred Stock set forth herein will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this statement of resolution, as applied to any Holder or the Company or to any circumstance, is adjudged by a governmental body or arbitrator not to be enforceable in accordance with its terms, the governmental body or arbitrator making such determination may modify (and shall modify) the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, True Drinks Holdings, Inc. has caused this Amended and Restated Certificate of Designation to be signed by the undersigned this 26th day of April, 2019.

TRUE DRINKS HOLDINGS, INC.

By:	/s/ Robert Van Boerum
Name:	Robert Van Boerum
Title:	Principal Executive and Financial Officer

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